Exhibit 99.1

Highpower International Announces Signing of USD $14.2 Million Investment to Ganzhou Highpower

SAN DIEGO and SHENZHEN, China, December 15, 2017 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower International" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced that its subsidiary, Ganzhou Highpower Technology Co., Ltd. ("Ganzhou Highpower"), has signed an agreement to receive a total of RMB 92.76 million (approximately USD $14.16 million), including RMB 78.85 million (approximately USD $12.04 million) from Xiamen Tungsten Co., Ltd. ("Xiamen Tungsten"), in exchange for 47% ownership of Ganzhou Highpower, and RMB 13.91 million (approximately USD $2.12 million) from Mr. Hancheng Ou, the General Manager of Ganzhou Highpower, in exchange for 8.29% ownership of Ganzhou Highpower. In a separate transaction related to the agreement, Mr. Hancheng Ou will invest RMB 2.25 million (approximately USD $340,000 ) to receive shares from another individual shareholder. After the execution of this agreement, Mr. Hancheng Ou will increase his shares of Ganzhou Highpower from 6.71% to 16.34%. This transaction was initially made public on August 10, 2017, within the press release announcing Highpower's unaudited second quarter and first half 2017 financial results.

Mr. George Pan, Chairman and CEO of Highpower International, commented, "We are pleased to welcome Xiamen Tungsten, one of our top suppliers of NiMH and Lithium ion battery materials, as a new strategic partner and shareholder of our subsidiary, Ganzhou Highpower. Xiamen Tungsten is a leading battery material provider and has many years of material recycling and processing experience, which will help Ganzhou Highpower strengthen its recycling technology and expand its material procurement and sales capabilities. In addition to the technology and marketing advantages, Xiamen Tungsten's investment will also help increase Ganzhou Highpower's capacity utilization. Under this new partnership with Xiamen Tungsten, we will be able to improve our relationship with a key supplier, grow our top and bottom lines by expanding the scale of our battery recycling business, and invest in our future growth by leveraging Xiamen Tungsten's expertise in material recovery processing. We will be able to support the growth of our third business line, enhance our competitive advantage for future growth in this high-potential market, and capitalize on the opportunities ahead to achieve rapid growth in the future."

"Furthermore, RMB 40 million (approximately USD $6.1 million) of the proceeds will be returned to Highpower International in the form of repayments of loans and related interests that were previously extended to Ganzhou Highpower by Highpower International. These funds will allow us to upgrade our technology and continue investing in our research and development efforts, ultimately leading to further improvements in our competitive position in our core business," Mr. Pan concluded.

Prior to the signing of this agreement, Shenzhen Highpower Technology Co., Ltd. held 70% of Ganzhou Highpower's equity. After the capital increase, Shenzhen Highpower Technology Co., Ltd. will hold 31% of Ganzhou Highpower's equity.

About Xiamen Tungsten Co., Ltd.

Xiamen Tungsten Co., Ltd. (XTC) is a public company listed on the Shanghai Stock Exchange. Its predecessor, Xiamen Alumina Plant, was founded in 1958. In 1982, Xiamen Alumina Plant started tungsten business, and two years later, the plant was renamed Xiamen Tungsten Products Plant. In December of 1997, Xiamen Tungsten Products Plant initiated a company reform by way of private offering of shares and changed its name to Xiamen Tungsten Co., Ltd. (XTC). In November of 2002, XTC became a listed corporation on the Shanghai Stock Exchange.

By the end of 2015, XTC owned 20 subsidiary companies, 1 Branch Company, 1 China National R&D Center for Tungsten Technology, 1 Rare Earth and New Energy Material Research Center, and 2 Post-doctoral Working Stations. XTC is one of the National Key New & High-tech Enterprises, one of the Tungsten Material Industrial Base of National Torch Program, one of the First National Developing Circular Economy Model Enterprises, as well as one of the six major Rare Earth Corporations in China. XTC's business covers tungsten, molybdenum, rare earth, new energy material, real estate etc.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts.  Such forward-looking statements include the anticipated benefits of the equity transaction with Xiamen Tungsten for both Ganzhou Highpower and Highpower International. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, inability to sufficiently scale our battery recycling business; unforeseen factors that prevent us from obtaining the anticipated benefits from the Xiamen Tungsten investment in Ganzhou Highpower inability to successfully expand our production capacity; fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for smart wearable devices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; and our ability to continue and improve R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: yuanmei@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com